Exhibit (h)(xlvii)
AMENDMENT NO. 7 TO PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 7 TO THE PARTICIPATION AGREEMENT is made as of this 23rd day of July, 2014 by and among MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (the "TRUST"), PRUDENTIAL INSURANCE COMPANY OF AMERICA, an insurance company organized under the laws of the state of New Jersey (the "Company"), on its own behalf and on behalf of each segregated asset account of the Life Company as set forth on Schedule A of the Agreement (defined below), MFS FUND DISTRIBUTORS, INC., a Delaware Corporation ("MFD") and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware Corporation ("MFS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Trust, the Company and MFS are parties to a certain Participation Agreement dated February 7, 1997 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts; and

WHEREAS, the Company has established operational capabilities to utilize the National Securities Clearing Corporation's ("NSCC") Mutual Fund Settlement, Entry and Registration verification system ("Fund/SERV"); and

WHEREAS, the parties desire to amend the Agreement to permit the transmission of transaction, registration and other data through the NSCC facilities (which may include, without limitation, Fund/SERV, Networking, the Mutual Fund Profile Service and the Defined Contribution Clearing and Settlement Service) ; and

WHEREAS, MFS has assigned all of its rights and obligations under the Agreement to its affiliate, MFD, and the Company and MFD hereby consent to such assignment; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	All references to "Massachusetts Financial Services Company" and "MFS" are hereby replaced with "MFS Fund Distributors, Inc." and "MFD", respectively.

2.	Article I. Sales of Trust Shares is amended to include the following subsection l.l(a):

l.l(a) Fund/SERV Provisions. Notwithstanding any contrary provision of the Agreement, when using Fund/SERV, the following applies. On each Business Day, the Company shall aggregate all purchase orders and redemption orders for each Account received by the Company prior to 4:00
p.m. Eastern Time ("Day 1"). The Company shall communicate to the Trust by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Account received by 4:00 p.m. Eastern time on Day 1 by no later than NSCC's Defined Contribution Clearance & Settlement

("DCC&S") Cycle 8 (or 6:30 a.m. Eastern time) on the following Business Day ("Day 2"). The Trust shall treat all trades communicated to the Trust in accordance with the foregoing as if received prior to 4:00 p.m. Eastern time on Day 1. The Company represents that orders it receives after 4:00
p.m.    Eastern Time on Day 1 will be segregated from orders it receives prior to 4:00 p.m. Eastern Time and will be transmitted to the Trust using the following Business Day's net asset value. Such orders will be communicated to the Trust by no later than 6:30 a.m. Eastern time on the second Business Day following receipt. Provider and MFD or its designee shall settle net purchase and redemption transactions pursuant to, and in accordance with, NSCC rules and procedures.

1.l(a)(i) Dividends and Distributions. Upon the declaration of each dividend and each capital gain distribution by the Trustees of the Trust(s) with respect to shares of the Portfolios, the Company shall be responsible for distributing or crediting to Policyholders such dividends or distributions, whether reinvested in additional Trust Shares or paid in cash.
1.l(a)(ii) Pricing Information. MFD or its designee shall, subject to availability, furnish the Company, for each Portfolio, by 7:00 p.m. Eastern Time, the following: (1) net asset value information as of the close of trading (currently 4:00 p.m. Eastern Time, the "Close of Trading") on each Business Day or at such other time as the net asset value of a Portfolio is calculated, and (2) as applicable, the daily accrual or distribution rate factor as it becomes available. All such notifications will be communicated via the NSCC's Networking or Mutual Fund Profile services.

l.l(a)(iii) Verification. Each party shall notify the other of any errors, omissions or interruptions in, or delay or unavailability of, any such transmission as promptly as possible.

1.l(a)(iv) Trade Corrections. Processing errors which result from any delay or error caused by the Company may be adjusted through Fund/SERV by the necessary transactions on an as-of basis and the cost to the Portfolio or MFD of such transactions shall be borne by the Company; provided however, prior authorization must be obtained from MFD if the transaction is back-dated more than five days or to a previous calendar year.

1.l(a)(v) Representations and Warranties Related to NSCC Trading. MFD and the Company each represents, warrants, and covenants that:

(A)    it shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and; (b) the then current prospectuses and statements of additional information of the Trusts' Portfolios;

(B)    it shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement;

(C)    all trades, confirmations and other information provided by one party to the other party through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by such party.

1.l(a)(vi) Indemnification Related to NSCC Trading. In addition to any other indemnification obligations under the Agreement, Company shall indemnify MFD and MFD shall indemnify the Company for any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys' fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by MFD or the Company) to which any of them may be or become subject to as a result or arising out of the Company's or MFD's acceptance of any transaction or account maintenance information through Fund/SERV including any fraudulent or unauthorized transaction.

3.	Article XII, "Notices" is hereby restated in its entirety as follows:

ARTICLE XII. NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail, overnight courier, email or facsimile to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

MFS Variable Insurance Trust
111 Huntington Avenue
Boston, Massachusetts 02199
email: DLGDSDealerSpt@MFS.com
Facsimile No.: (617) 954-5182
Attn: Susan S. Newton, Assistant Secretary

If to the Company:

Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777

If to MFD:

MFS Fund Distributors, Inc.
111 Huntington Avenue
Boston, Massachusetts 02199
email: DLGDSDealerSpt@MFS.com
Attn: General Counsel

4.Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PRUDENTIAL INSURANCE COMPANY	MFS VARIABLE INSURANCE TRUST
OF AMERICA

By: /s/ Timothy S. Cronin	By: /s/ Susan S. Newton
Name: Timothy S. Cronin	Name: Susan S. Newton
Title: Executive Vice President	Title: Assistant Secretary
Date: 8/13/14	Date: 8/11/14

MASSACHUSETTS FINANCIAL	MFS FUND DISTRIBUTORS, INC.
SERVICES COMPANY
By: /s/ Robert J. Manning	By: /s/ James A. Jessee
Name: Robert J. Manning	Name: James A. Jessee
Title: CEO	Title: President
Date: 8/12/2014	Date: 8/12/14

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